Exhibit No. 10(ab)
                           MEMORANDUM OF UNDERSTANDING


      This MEMORANDUM OF UNDERSTANDING (this "Memorandum") dated as of June 21, 1995, sets forth the mutual and binding understanding of the undersigned regarding the material terms of employment of Michael R. Gallagher ("MRG") by Playtex Products, Inc. (the Company").

*     POSITION:

      MRG shall be employed as Chief Executive Officer of the Company and will become a member of the Company's Board of Directors (the "Board").

*     TERM:

      The term of MRG's employment agreement (the "Term") shall be from the date hereof to June 30, 2000, unless earlier terminated or extended in accordance with this Memorandum or otherwise by agreement of the parties.

*     BASE SALARY:

      The base salary shall be payable at the rate of $650,000 per annum through December 31, 1996, subject to upward adjustment thereafter at the discretion of the Board.

*     INCENTIVE BONUSES:

      MRG shall be afforded the opportunity to earn an Incentive Bonus with respect to each calendar year occurring during the term of his employment as Chief Executive Officer with the Company based upon the attainment of financial objectives established by the Compensation and Stock Option Committee of the Board following consideration of the recommendation of senior management of the Company; provided that with respect to calendar years 1995 and any other partial year at the conclusion of MRG's employment, the amount of the Incentive Bonus otherwise payable shall be prorated to reflect the portion of each of such years during which MRG is employed by the Company.

      The target Incentive Bonus for each calendar year shall equal 100% of MRG's base salary as in effect as of the first day of such calendar year.

      The maximum Incentive Bonus for each calendar year shall equal 150% of MRG's base salary as in effect as of the first day of such calendar year.


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*     SPECIAL BONUSES:

      In addition to the Incentive Bonuses described above, MRG shall be entitled to receive a special bonus ("Special Bonus") as of the last day of each of the calendar years 1995, 1996, and 1997 (in the amounts of $650,000, $300,000 and $300,000, respectively) subject to his continued employment as Chief Executive Officer of the Company as of the last day of each such calendar year.

*     STOCK OPTIONS:

      Effective as of the date hereof, MRG shall be granted options to acquire an aggregate of 800,000 shares of common stock of the company under the Company's 1994 Stock Option Plan For Directors and Executive Officers and Key Employees of the Company.

      The options shall have an exercise price equal to the greater of $9.00 per share and the fair market value per share as of the date of grant. The options shall vest and become exercisable annually in ratable portions of 200,000 shares each commencing with the first anniversary of the date of grant and ending with the fourth anniversary of the date of grant, subject to MRG's continued employment with the Company on such vesting dates.

      It is not the intention of the parties that MRG shall be excluded from consideration for additional options during the term of his employment, and, as circumstances warrant, the Company shall give consideration to such further grants in its discretion.

*     SPECIAL PRICE-BASED INCENTIVE ARRANGEMENT

      As additional incentive, MRG shall be eligible to receive Special Price-Based Incentive Compensation based upon the trading price of the Company's common stock in accordance with the following criteria.

            For 30 consecutive trading days, closing price equals or exceeds, at any time prior to 6/30/00 Cash Bonus

                      $15.00    $1,000,000
                      $20.00    $1,000,000
                      $25.00    $1,000,000
                      $30.00    $1,000,000




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      MRG will be entitled to the cash bonus when and if the respective 30 consecutive trading day price targets are achieved, provided that MRG is employed as Chief Executive Officer of the Company at such time.


*     TERMINATION OF EMPLOYMENT PRIOR TO THE EXPIRATION OF
      TERM:

      -MRG resignation or termination by Company for "cause":

           MRG entitled to payment of base salary through date of termination. No entitlement to any other cash compensation from the Company.


      -Termination by the Company without "cause":

           MRG entitled to (i) continued payment of base salary for 12 months;
           (ii) payment of Incentive Bonus when otherwise due in respect of year of termination, prorated through date of termination; and (iii) lump-sum cash payment equal to 75% of the aggregate amount of unpaid Special Bonuses in respect of calendar years 1995, 1996 and 1997. No entitlement to any other cash compensation from the Company.

      -Death/Disability:

           MRG entitled to (i) continued payment of base salary for 12 months;
           (ii) payment of Incentive Bonus when otherwise due in respect of year of termination, prorated through date of termination; and (iii) lump-sum cash payment equal to 75% of the aggregate amount of unpaid special Bonuses in respect of calendar years 1995, 1996 and 1997. No entitlement to any other cash compensation from the Company.

*     SHAREHOLDER APPROVAL:

      In order that certain payments described in this Memorandum qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, arrangements providing for the Incentive Bonus and the special Price-Based Incentive Compensation will be subject to the approval of the shareholders of the Company. Haas Wheat & Harrison Incorporated ("HWH") has agreed with MRG to vote the shares of common stock of the Company controlled by HWH (approximately 40% of the outstanding shares of such stock) to approve such arrangements.




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*     FRINGE BENEFITS:

      MRG shall be eligible to receive fringe benefits customary for a position of this nature.


*     ADDITIONAL DOCUMENTATION:

      The parties intend to augment this Memorandum with more extensive documentation, but such intention does not affect the binding nature of this Memorandum.

                             PLAYTEX PRODUCTS, INC.


                              By /s/ Robert B. Haas
                                 ------------------
                              Its Chairman



                              MICHAEL R. GALLAGHER
                              /s/ Michael R. Gallagher
                              ------------------------




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